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                                                                  EXHIBIT (23.1)





                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
First Oak Brook Bancshares, Inc.:

We consent to incorporation by reference in the registration statements (No.'s 333-82800, 333-75025, 333-89647) on Form S-8 of First Oak Brook Bancshares,
Inc., of our report dated January 21, 2000, relating to the consolidated balance sheets of First Oak Brook Bancshares, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended, which report appears in the December 31, 1999 annual report on Form 10-K of First Oak Brook Bancshares, Inc.


/s/ KPMG LLP

Chicago, Illinois
March 27, 2000